Exhibit (d)(10)

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT, effective as of August 20, 2013, between Forward Management, LLC (“Forward Management” or the “Investment Advisor”) and Forward Select Income Opportunity (Cayman) Fund Ltd., a Cayman Islands exempted company (the “Fund”). Capitalized terms not otherwise defined herein have the meanings specified in the Memorandum and Articles of Association of the Fund (as may be amended from time to time, the “Articles”).

WHEREAS, the Fund has been organized as a wholly-owned subsidiary of Forward Funds, a Delaware statutory trust of the series type registered under the Investment Company Act of 1940, as amended (the “1940 Act”), acting for and on behalf of the Forward Select Income Opportunity Fund, a series thereof (the “Parent Company”), in order to effect certain investments on behalf of the Parent Company consistent with the Parent Company’s investment objectives and policies specified in its prospectus and statement of additional information (together, as each may be amended from time to time, the “Prospectus”);

WHEREAS, the Fund is authorized to issues Shares of the Fund;

WHEREAS, the Investment Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund wishes to retain the Investment Advisor to render investment advisory services to the Fund, and the Investment Advisor is willing to furnish such services to the Fund.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Fund and the Investment Advisor as follows:

1. Appointment. The Investment Advisor is hereby appointed to act as investment adviser to the Fund for the periods and on the terms set forth in this Agreement. The Investment Advisor accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2. Investment Advisory Duties. The Investment Advisor will: (a) provide a program of continuous investment management for the Fund; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell investments for the Fund in accordance with the Fund’s investment objective, guidelines and restrictions specified in Schedule A hereto, as may be amended from time to time by mutual consent of the Investment Advisor and the Fund.

The Investment Advisor further agrees that, in performing its duties hereunder, it will:

(a) comply with the Advisers Act and all rules and regulations thereunder, the Commodity Exchange Act and all rules and regulations thereunder, the U.S. Internal Revenue Code of 1986, as amended, and all other applicable U.S. federal and state laws and regulations;

(b) place orders pursuant to its investment determinations for the Fund which are consistent with the Fund’s investment objective, guidelines and restrictions as specified in Schedule A hereto, and in accordance with applicable legal requirements;

(c) furnish to the Fund whatever statistical information the Fund may reasonably request with respect to the Fund. In addition, the Investment Advisor will keep the Fund informed of developments materially affecting the Portfolio and shall, on the Investment Advisor’s own initiative, furnish to the Fund from time to time whatever information the Investment Advisor believes appropriate for this purpose;

(d) make available to the Fund’s administrator (the “Administrator”) and the Fund, promptly upon their request, such copies of its investment records and ledgers with respect to the Portfolio as may be required to assist the Administrator and the Fund in their compliance with applicable laws and regulations; and

(e) immediately notify the Fund in the event that the Investment Advisor or any of its affiliates: (i) becomes aware that it is subject to a statutory disqualification that prevents the Investment Advisor from serving as investment adviser pursuant to this Agreement; or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority.

3. Investment Authority. The Investment Advisor’s authority shall include the authority to purchase and sell securities, cover open positions, and generally to deal in securities, swaps (including but not limited to interest rate swaps), financial futures contracts and options thereon, currency transactions, and other derivatives and investment instruments and techniques as may be permitted for use by the Fund in accordance with Schedule A hereto.

The Fund agrees to: (i) open and maintain brokerage accounts for securities, financial futures and options, and other derivatives and investment instruments (such accounts hereinafter referred to as “brokerage accounts”) on behalf of and in the name of the Fund, and (ii) enter into, for and on behalf of the Fund, standard customer agreements with a broker or brokers. The Investment Advisor may, using such of the securities and other property of the Fund as the Investment Advisor deems necessary or desirable, direct the Fund’s custodian to deposit, on behalf of the Fund, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Investment Advisor deems desirable or appropriate.

The Fund represents and warrants that it is a qualified eligible person as defined in Commodity Futures Trading Commission (“CFTC”) Rule 4.7. To the extent that the Fund becomes subject to reporting obligations pursuant to CFTC Part 4 Regulations, the Fund consents to the account being treated as an exempt account under CFTC Rule 4.7. The Investment Advisor represents and warrants that it is registered with the CFTC as a commodity pool operator and is a member of the NFA and shall maintain such registration and membership so long as it is required.

4. Documents. The Fund has delivered (or will deliver as soon as possible) copies of each of the following documents to the Investment Advisor and will deliver to it all future amendments and supplements thereto, if any:

(a) resolutions of the Board authorizing confirmation of the appointment of the Investment Advisor and approving the form of this Agreement;

(b) the Articles;

(c) the Administration Agreement between the Fund and the Administrator; and

(d) the Custody Agreement between the Fund and the Fund’s custodian.

5. The Investment Advisor is responsible for decisions to buy and sell securities and other investments for the Fund, broker-dealer selection, and negotiation of brokerage commission rates. The Investment Advisor’s primary consideration in effecting a security transaction will be to obtain the best execution for the Fund, taking into account other factors that may be specified by the Board. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Investment Advisor in the exercise of its fiduciary obligations to the Fund, by other aspects of the portfolio execution services offered. Consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) or other applicable law, the Investment Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Investment Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Investment Advisor’s overall responsibilities with respect to the Fund and to its other clients as to which it exercises investment discretion.

6. Compensation. For its investment advisory services specified in Section 2 of this Agreement, the Fund agrees to pay the Investment Advisor at an annual rate of 1.00%. Advisory fees shall be computed and accrued daily and paid monthly in arrears based on the average daily net asset value of shares of the Fund.

7. Fees and Expenses. The Investment Advisor shall not be required to pay any expenses of the Fund other than those specifically allocated to the Investment Advisor in this Agreement.

8. Books and Records. The Investment Advisor agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Investment Advisor also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Fund and will be surrendered promptly to the Fund upon its request. The Investment Advisor further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.

9. Aggregation of Orders. The Fund agrees that the Investment Advisor may aggregate sales and purchase orders of securities held in the Fund with similar orders being made simultaneously for other accounts managed by the Investment Advisor or with accounts of the affiliates of the Investment Advisor, if in the Investment Advisor’s reasonable judgment such aggregation shall result in an overall economic benefit to the Fund taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Fund acknowledges that the determination of such economic benefit to the Fund by the Investment Advisor represents the Investment Advisor’s evaluation that the Fund is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

10. Liability. The Investment Advisor shall not be liable to the Fund for the acts or omissions of any other fiduciary or other person respecting the Fund or for anything done or omitted by the Investment Advisor under the terms of this Agreement if the Investment Advisor shall have acted in good faith and shall have exercised the degree of prudence, competence and expertise customarily exhibited by managers of institutional portfolios. Nothing in this Agreement shall in any way constitute a waiver or limitation of any rights which may not be so limited or waived in accordance with applicable law.

11. Services Not Exclusive. It is understood that the services of the Investment Advisor are not exclusive, and that nothing in this Agreement shall prevent the Investment Advisor from providing similar services to other clients, including investment companies or series of investment companies (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Investment Advisor’s ability to meet its obligations to the Fund hereunder. When the Investment Advisor recommends the purchase or sale of a security for other clients, and at the same time the Investment Advisor recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. If the Investment Advisor provides any advice to its clients concerning the shares of the Fund, the Investment Advisor shall act solely as investment counsel for such clients and not in any way on behalf of the Fund.

12. Duration and Termination. This Agreement shall continue in effect until terminated. This Agreement may be terminated at any time by either party, without penalty, upon sixty (60) days’ written notice. This Agreement will also terminate automatically in the event (i) it is “assigned” by the Investment Advisor (as defined in the 1940 Act), or (ii) the investment management agreement between the Parent Company and the Investment Advisor is terminated. Any termination of this Agreement will be without prejudice to the completion of transactions already initiated by the Investment Advisor on behalf of the Fund at the time of such termination. The Investment Advisor shall take all steps reasonably necessary after such termination to complete any such transactions and is hereby authorized to take such steps.

13. Amendments. This Agreement may be amended at any time but only by the mutual written agreement of the parties.

14. Notices. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid first class mail or facsimile.

If to the Fund:

Forward Managed Futures Strategy (Cayman) Fund Ltd.

101 California Street, 16th Floor

San Francisco, California 94111

If to the Investment Advisor:

Forward Management, LLC

101 California Street, 16th Floor

San Francisco, California 94111

15. Confidential Information. The Investment Advisor shall maintain the strictest confidence regarding the business affairs of the Fund. Written reports furnished by the Investment Advisor to the Fund shall be treated by the Fund and the Investment Advisor as confidential and for the exclusive use and benefit of the Fund except as disclosure may be required by applicable law.

16. Use of Names. It is understood that the names “Forward Funds” and “Forward Management,” or any derivative thereof or logo associated with those names are the valuable property of the Investment Advisor and its affiliates, and that the Fund shall have the right to use such names (or derivatives or logos) only so long as this Agreement shall continue with respect to such Fund. Upon termination of this Agreement, the Fund shall forthwith cease to use such names (or derivatives or logos) and shall promptly amend its Articles to change its name (if such name is included therein) and remove Forward Funds logos.

17. Fund Obligations. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any director, officer or shareholder of the Fund individually. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Fund shall be enforceable against the assets and property of the Fund only, and not against the assets or property of any directors, officers, employees or shareholders of the Fund individually.

18. Miscellaneous.

(a) This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the Advisers Act, the 1940 Act, or rules or orders of the SEC thereunder.

(b) Concurrently with the execution of this Agreement, the Investment Advisor is delivering to the Fund a copy of Part II of its Form ADV, as revised, on file with the SEC. The Fund hereby acknowledges receipt of such copy.

(c) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) Nothing herein shall be construed as constituting the Investment Advisor as an agent of the Fund.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date and year first above written.

FORWARD SELECT INCOME OPPORTUNITY
(CAYMAN) FUND LTD.
By:

/s/ Norman Mains
Name:	Norman Mains
Title:	Director

FORWARD MANAGEMENT, LLC
By:

/s/ Robert S. Naka
Name:	Robert S. Naka
Title:	Managing Director, Operations

SCHEDULE A

Investment Objective, Guidelines and Restrictions of the Fund

Investment Objective: Seeks total return through current income and long-term capital appreciation.

Fund Focus: The Fund invests in a portfolio of equity, fixed income, and hybrid securities of non-U.S. issuers that offer opportunities for total return, consisting of both income and capital appreciation.

The Fund’s investment restrictions are comprised of the following:

1.	The Fund may not purchase the securities of any issuer (other than U.S. Government Securities or securities of other investment companies) if, as a result, more than 25% of the Fund’s total assets would be invested in the securities of issuers whose principal business activities are in the same industry. With respect to the Fund’s investment in an ETF, the Fund will look through each ETF to the issuer of the securities held by the ETF, as if the Fund had invested in those securities directly. Similarly, with respect to the Fund’s investment in swap agreements (other than credit default swap agreements), the Fund will look through each swap agreement to the reference issuers that constitute the swap agreement’s reference investment, as if the Fund had invested directly in those issuers in the same proportion to which each issue contributes to the reference investment.

2.	The Fund may not issue senior securities or borrow money, except to the extent permitted by the Investment Company Act of 1940, as amended (the “1940 Act”). For purposes of this restriction, the entering into of options, short sales, futures, forwards and other investment techniques or derivatives contracts, and collateral and margin arrangements with respect to such transactions, are not deemed to include the borrowing or the issuance of senior securities provided such transactions are “covered” in accordance with applicable regulatory guidance.

3.	The Fund may purchase or sell commodities to the extent permitted by applicable law from time to time.

4.	The Fund may not make loans, except to the extent permitted under the 1940 Act, the rules promulgated thereunder, and any applicable exemptive relief.

5.	The Fund may not act as an underwriter of securities of other issuers, except to the extent that the Fund may be considered an underwriter under applicable securities laws in the disposition of portfolio securities or in the purchase of securities directly from the issuer thereof.

6.	The Fund may not purchase or sell real estate unless acquired as a result of ownership of securities or other instruments but this policy shall not prevent the Fund from investing in securities or other instruments backed by real estate (e.g., REITs) or securities of companies engaged in the real estate business).

7.	The Fund will not invest in securities of other registered investment companies in reliance on subparagraphs (F) or (G) of Section 12(d)(1) of the 1940 Act.